Exhibit 99.1

Press Release July 17, 2013

7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2013 Diluted Earnings Per Share of $0.13

FORT WAYNE, INDIANA, July 17, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2013 net income of $29 million, or $0.13 per diluted share, on net sales of $1.8 billion.  By comparison, prior year second quarter net income was $44 million, or $0.20 per diluted share, on net sales of $1.9 billion; and sequential first quarter 2013 net income was $48 million, or $0.21 per diluted share, on net sales of $1.8 billion.

“Specific to product pricing, the second quarter proved most challenging for our sheet and structural steel operations,” said President and Chief Executive Officer, Mark Millett. “Slower anticipated economic growth in China coupled with suppressed economic growth in the European community influenced near-term market sentiment.  The persistent uncertainty in the domestic economic environment continued to influence customer buying patterns as they maintained low inventory levels.  Domestic oversupply, coupled with increased quarter-over-quarter steel imports, resulted in decreased quarterly selling values.

“Compared to the first quarter, operating income from our steel operations decreased 28 percent to $88 million, driven by metal margin compression caused by declines in average consecutive quarterly sheet and structural steel pricing, which more than offset the benefit of increased overall volume,” stated Millett.  “We saw meaningful volume improvements for rail, engineered special bar quality products, and galvanized sheet steel from The Techs.  Modest growth in the overall construction market continued in the quarter and supported improved shipments and backlog for our fabrication business, which achieved its fifth consecutive profitable quarter.

“We noted in our second quarter guidance that we were anticipating potential challenges in the metals recycling market.  Operating income from our metals recycling operations decreased 37% to $16 million, when compared to first quarter.  While ferrous volumes and metal spreads remained somewhat flat, nonferrous volume and margins contracted meaningfully in the quarter, as both copper and stainless steel market prices decreased significantly,” said Millett.

Second Quarter Review

Second quarter shipments improved in the company’s steel and fabrication operating segments when compared to the first quarter, but were lower for both metals recycling and ferrous operations.  Operating income for the company’s steel operations decreased as compared to the sequential first quarter, declining 28 percent, and declined 37 percent as compared to the second quarter 2012, primarily due to lower steel metal spreads, as declining steel prices more than offset increased volume.

The company’s steel mill production utilization rate was 83 percent in the second quarter, compared to 89 percent in the first quarter of 2013.  Planned maintenance downtime in April at the Flat Roll and Engineered Bar divisions was the primary reason for the decrease.  The Structural and Rail Division continued a positive utilization trend as standard rail volume increased 20 percent over the sequential quarter.  The average selling price for the company’s steel operations per ton shipped decreased $8 to $781 in the second quarter, and the average ferrous scrap cost per ton melted increased $3 per ton.  Operating income attributable to the company’s long product operations decreased 20 percent when compared to the sequential quarter, while earnings from sheet operations decreased 34 percent.

Sequential operating income for the metals recycling operations decreased in the second quarter of 2013 to $16 million, as compared to $25 million of operating income in the first quarter, although contribution to the company’s overall operating income was higher than the second quarter 2012 of $5 million.  Nonferrous shipments decreased nine percent sequentially, and when combined with generally lower pricing, the nonferrous metal spread decreased ten percent. The lower nonferrous volume is primarily attributed to a decrease in copper and stainless shipments, as lower pricing adversely impacted flow toward the end of the second quarter.

The impact of losses from the company’s Minnesota operations on second quarter 2013 consolidated net income was approximately $9 million, or $0.04 per diluted share, as compared to a loss of $14 million, or $0.06 per diluted share, in the first quarter. As previously indicated and according to plan, the installation of additional equipment and other modifications were made at the iron nugget facility in April.  The facility resumed production in May and the restart has progressed well.  Production is expected to increase steadily and reach a monthly rate of 30,000 metric tons before the end of the year.  The company anticipates the impact of losses related to the Minnesota operations for the third quarter 2013 to be similar to somewhat improved compared to those recorded in the second quarter as expected yield and production improvements are realized.

Year to Date Comparison

A decline in average steel prices and decreased nonferrous shipments resulted in net sales of $3.6 billion for the six months ended June 30, 2013, an eight percent decline from the same period in 2012. Operating income decreased 26 percent, as margins decreased within the company’s steel operations.  The average selling price per ton shipped for the company’s steel operations in the six months ended June 30, 2013 was $785, a decrease of $79 per ton compared to the same period last year.  The average ferrous scrap cost per ton melted was $54 lower than the comparative period for 2012.

Outlook

“We remain optimistic as the demand for high-quality steel products has not abated,” Millett said. “The team is on track to complete the organic growth projects scheduled to start at the end of this year, including the engineered special-bar-quality capacity expansion and the premium rail product addition.  The automotive market remains strong, and manufactured goods is strengthening.  Housing start data continues to suggest increasingly higher potential for a sustainable recovery in residential construction.  We remain cautiously optimistic about the nonresidential construction market in 2013, as the most recent key market indices showed upward improvements. We also view the increase in our engineered special-bar-quality products and fabrication shipments as positive signs of momentum.  We are confident that with our exceptional team, and our superior, low-cost operating culture, we are uniquely prepared to capitalize on the opportunities ahead.”

Summary Second Quarter Operating Segment Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, engineered special-bar-quality steel, rebar, rail, and specialty shapes.

	Second Quarter		Year To Date		Sequential
	2013	2012	2013	2012	1Q 2013
Total Sales	$1,165,775	$1,280,767	$2,307,850	$2,535,231	$1,142,075
External Sales	1,091,015	1,207,300	2,152,327	2,394,020	1,061,312
Operating Income	87,833	139,028	209,422	278,768	121,589
Total Shipments (tons)	1,522,668	1,520,579	2,992,470	2,970,702	1,469,802
Average External Sales Price Per Ton	$781	$854	$785	$864	$789
Average Ferrous Scrap Cost Per Ton	$354	$395	$353	$407	$351

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota iron producing operations.

Metals Recycling & Ferrous Resources

	Second Quarter		Year To Date		Sequential
	2013	2012	2013	2012	1Q 2013
Total Sales	$893,116	$927,092	$1,807,684	$2,039,432	$914,568
External Sales	585,492	590,509	1,206,620	1,290,109	621,128
Operating Loss	(1,811)	(13,135)	(6,120)	(2,736)	(4,309)

Metals Recycling

	Second Quarter		Year To Date		Sequential
	2013	2012	2013	2012	1Q 2013
Total Sales	$794,750	$876,731	$1,629,789	$1,933,904	$835,039
External Sales	554,996	589,722	1,164,914	1,289,064	609,918
Operating Income	15,774	5,085	40,739	30,089	24,965
Unrealized Hedging Gains (Losses)	(1,583)	1,080	(892)	3,083	691
Ferrous Shipments (gross tons)	1,334,390	1,486,222	2,677,319	3,069,062	1,342,929
% Shipments to Company Steel Mills	39%	45%	41%	46%	43%
Nonferrous Shipments (pounds 000’s)	254,495	258,932	534,151	550,568	279,656

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Second Quarter		Year To Date		Sequential
	2013	2012	2013	2012	1Q 2013
Total Sales	$104,159	$95,767	$198,534	$170,663	$94,375
Operating Income (Loss)	2,330	193	3,860	(2,475)	1,530
Total Shipments (tons)	86,371	77,932	163,954	138,115	77,583
Average External Sales Price Per Ton	$1,206	$1,229	$1,210	$1,236	$1,214

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,600 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, July 18, 2013, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s second quarter 2013 operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).  A replay of the discussion will be available on our website until midnight on July 25, 2013.  A downloadable podcast and MP3 file of the event will also be available on our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2013	2012	2013	2012	2013

Net sales	$1,801,340	$1,909,803	$3,597,036	$3,891,843	$1,795,696
Costs of goods sold	1,653,648	1,727,667	3,273,080	3,508,443	1,619,432
Gross profit	147,692	182,136	323,956	383,400	176,264

Selling, general and administrative expenses	65,356	61,235	130,618	125,619	65,262
Profit sharing	4,779	8,211	11,422	16,283	6,643
Amortization of intangible assets	8,051	8,991	16,178	17,983	8,127
Impairment charges	308	—	308	—	—
Operating income	69,198	103,699	165,430	223,515	96,232

Interest expense, net of capitalized interest	31,465	41,106	66,094	82,218	34,629
Other expense (income), net	(1,246)	(1,892)	(2,292)	8,356	(1,046)
Income before income taxes	38,979	64,485	101,628	132,941	62,649

Income taxes	15,706	25,180	37,103	51,859	21,397
Net income	23,273	39,305	64,525	81,082	41,252

Net loss attributable to noncontrolling interests	5,685	5,167	12,648	9,065	6,963

Net income attributable to Steel Dynamics, Inc.	$28,958	$44,472	$77,173	$90,147	$48,215

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.13	$0.20	$0.35	$0.41	$0.22

Weighted average common shares outstanding	220,471	219,104	220,233	219,050	219,995

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.13	$0.20	$0.34	$0.40	$0.21

Weighted average common shares and equivalents outstanding (Note 1)	221,736	236,208	238,246	236,367	238,087

Dividends declared per share	$0.11	$0.10	$0.22	$0.20	$0.11

(Note 1)  Excludes the impact of the 5.125% convertible senior notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended June 30, 2013, as the impact to diluted earnings per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2013	2012	2013	2012	2013
Steel Operations*

Shipments (tons)
Flat Roll Division	720,582	706,944	1,424,872	1,365,449	704,290
Structural and Rail Division
Structural	223,700	214,347	451,789	441,406	228,089
Rail	63,274	38,177	116,082	72,124	52,808
Engineered Bar Products Division	123,919	166,208	236,740	323,697	112,821
Roanoke Bar Division	134,001	149,010	273,951	300,306	139,950
Steel of West Virginia	77,975	74,456	158,682	151,668	80,707
The Techs	179,217	171,437	330,354	316,052	151,137
Total	1,522,668	1,520,579	2,992,470	2,970,702	1,469,802
Intra-company	(126,288)	(106,875)	(251,658)	(201,051)	(125,370)
External	1,396,380	1,413,704	2,740,812	2,769,651	1,344,432

Production, excluding The Techs (tons)	1,329,322	1,328,290	2,736,830	2,680,108	1,407,508

Net sales
Total	$1,165,775	$1,280,767	$2,307,850	$2,535,231	$1,142,075
Intra-company	(74,760)	(73,467)	(155,523)	(141,211)	(80,763)
External	$1,091,015	$1,207,300	$2,152,327	$2,394,020	$1,061,312

Operating income before amortization of intangibles	$87,833	$139,028	$209,422	$278,768	$121,589
Amortization of intangibles	(2,288)	(2,431)	(4,576)	(4,863)	(2,288)
Operating income (Note 1)	$85,545	$136,597	$204,846	$273,905	$119,301

Metals Recycling and Ferrous Resources Operations**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,334,390	1,486,222	2,677,319	3,069,062	1,342,929
Intra-company	(548,268)	(666,668)	(1,102,158)	(1,430,435)	(553,890)
External	786,122	819,554	1,575,161	1,638,627	789,039

Nonferrous metals shipments (thousands of pounds)
Total	254,495	258,932	534,151	550,568	279,656
Intra-company	(6,737)	(4,598)	(10,266)	(6,556)	(3,529)
External	247,758	254,334	523,885	544,012	276,127

Mesabi Nugget shipments (metric tons) - Intra-company	44,454	33,840	104,139	80,070	59,685

Iron Dynamics (metric tons) - Intra-company	66,285	59,103	130,970	115,731	64,685

Net sales
Total	$893,116	$927,092	$1,807,684	$2,039,432	$914,568
Intra-company	(307,624)	(336,583)	(601,064)	(749,323)	(293,440)
External	$585,492	$590,509	$1,206,620	$1,290,109	$621,128

Operating loss before amortization of intangibles	$(1,811)	$(13,135)	$(6,120)	$(2,736)	$(4,309)
Amortization of intangibles	(5,440)	(6,236)	(10,955)	(12,472)	(5,515)
Operating loss (Note 1)	$(7,251)	$(19,371)	$(17,075)	$(15,208)	$(9,824)

Steel Fabrication Operations***

Shipments (tons)
Total	86,371	77,932	163,954	138,115	77,583
Intra-company	(460)	—	(794)	(2)	(334)
External	85,911	77,932	163,160	138,113	77,249

Net sales
Total	$104,159	$95,767	$198,534	$170,663	$94,375
Intra-company	(564)	—	(1,142)	(4)	(578)
External	$103,595	$95,767	$197,392	$170,659	$93,797

Operating income (loss) (Note 1)	$2,330	$193	$3,860	$(2,475)	$1,530

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations, including Mesabi Nugget (all shipments have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.
(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$243,753	$375,917
Investments in short-term commercial paper	—	31,520
Accounts receivable, net	773,127	642,363
Inventories	1,168,499	1,202,507
Deferred income taxes	23,682	23,449
Other current assets	33,028	20,469
Total current assets	2,242,089	2,296,225

Property, plant and equipment, net	2,232,852	2,231,198

Restricted cash	23,231	27,749

Intangible assets, net	401,104	416,635

Goodwill	735,281	738,542

Other assets	101,353	105,067
Total assets	$5,735,910	$5,815,416

Liabilities and Equity
Current liabilities
Accounts payable	$364,330	$360,097
Income taxes payable	2,862	16,941
Accrued expenses	178,416	203,008
Current maturities of long-term debt	324,241	29,631
Total current liabilities	869,849	609,677

Long-term debt
Term note	233,750	247,500
Senior notes	1,500,000	1,600,000
Convertible senior notes	—	287,496
Other long-term debt	40,493	37,610
Total long-term debt	1,774,243	2,172,606

Deferred income taxes	556,023	537,304
Other liabilities	20,324	19,173

Commitments and contingencies

Redeemable noncontrolling interests	104,734	98,814

Equity
Common stock	640	637
Treasury stock, at cost	(718,373)	(720,479)
Additional paid-in capital	1,050,470	1,037,687
Retained earnings	2,116,262	2,087,620
Total Steel Dynamics, Inc. equity	2,448,999	2,405,465
Noncontrolling interests	(38,262)	(27,623)
Total equity	2,410,737	2,377,842
Total liabilities and equity	$5,735,910	$5,815,416

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating activities:
Net income	$23,273	$39,305	$64,525	$81,082

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,826	55,502	113,887	111,074
Equity-based compensation	2,344	2,602	7,097	8,725
Deferred income taxes	10,812	10,634	21,747	19,831
Changes in certain assets and liabilities:
Accounts receivable	(19,826)	73,734	(130,764)	12,914
Inventories	1,660	18,787	34,008	(36,303)
Accounts payable	(46,370)	(60,837)	(7,382)	(25,935)
Income taxes receivable/payable	(23,304)	(26,468)	(26,326)	(9,076)
Other assets and liabilities	27,300	(12,657)	(14,367)	(40,292)
Net cash provided by operating activities	32,715	100,602	62,425	122,020

Investing activities:
Purchase of property, plant and equipment	(49,236)	(54,789)	(94,582)	(100,344)
Other investing activities	863	55,662	34,797	53,798
Net cash provided by (used in) investing activities	(48,373)	873	(59,785)	(46,546)

Financing activities:
Issuance of current and long-term debt	32	—	409,293	289,969
Repayment of current and long-term debt	(202,312)	(21,896)	(508,003)	(305,344)
Debt issuance costs	(195)	—	(6,192)	(2,188)
Proceeds from exercise of stock options, including related tax effect	2,977	341	10,591	1,438
Contributions from noncontrolling investors, net	5,286	5,117	5,697	14,623
Dividends paid	(24,238)	(21,908)	(46,190)	(43,795)
Net cash used in financing activities	(218,450)	(38,346)	(134,804)	(45,297)

Increase (decrease) in cash and equivalents	(234,108)	63,129	(132,164)	30,177
Cash and equivalents at beginning of period	477,861	357,809	375,917	390,761

Cash and equivalents at end of period	$243,753	$420,938	$243,753	$420,938

Supplemental disclosure information:
Cash paid for interest	$17,583	$62,807	$67,315	$81,560
Cash paid for federal and state income taxes, net	$27,360	$41,302	$38,525	$40,347